                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /x/
Filed by a party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive  Additional Materials
/x/ Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                                   Scios Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate  box):
/x/ No fee required
/ / Fee computed on table below per Exchange  Act Rules  14a-6(i)(1)
     and 0-11

(1) Title of each class of securities to which transaction applies:

------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     ------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -----------------------------------------------------------------------

     (4) Date Filed:

     ------------------------------------------------------------------------

                               [SCIOS LETTERHEAD]

                                                                January 10, 2000

DEAR STOCKHOLDER:

     You may shortly receive proxy materials from Randal J. Kirk seeking your vote to elect his slate of hand picked nominees to the Scios Board at our upcoming February 28 annual meeting. Please do not return any proxy cards from Mr. Kirk. In the next few weeks Scios will be mailing its own proxy materials with a GOLD proxy card that you may use to vote to support your Board's nominees.
                  DO NOT LET KIRK DERAIL OUR NEW BUSINESS PLAN
            SCIOS IS BACK ON TRACK TO DELIVER VALUE FOR STOCKHOLDERS

     Despite the obvious distractions of Kirk's proxy contest, Scios' management will remain focused on our new business plan announced in March 1999 and developed under the guidance of the Board and Scios' new Chairman, new Chief Executive Officer and new Chief Financial Officer, each of whom assumed their respective role in the fall of 1998.

     The top priority of our plan in 2000 is to take all necessary steps to best
ensure  the  success  of  the  key  product  in  our   pipeline,   Natrecor  (R)
(nesiritide).

     Scios, together with McKinsey & Co., a leading international consulting firm, completed a detailed study last august analyzing the potential market for Natrecor. Based on this study Scios estimates that Natrecor may achieve $200 to $300 million in annual sales in the U.S. within three to five years, once FDA approval is received. Our goal is to obtain FDA approval and introduce this product to the U.S. Market in 2001.

     We have begun a new Phase III clinical trial for Natrecor, designed with the assistance of a blue ribbon Steering Committee of leading heart failure physicians, to specifically address the issues raised by the FDA last April. Patient enrollment and the training of additional qualified sites are proceeding on schedule.

     In the last six months, Scios management studied the best means to commercialize Natrecor for the short-term management of acute decompensated Congestive Heart Failure (aCHF). One million people each year are hospitalized in the U.S. with aCHF. We determined that our optimum strategy would be to seek a partner to co-promote the product and discussions with several new potential partners are already underway.

     Scios' other key product is our p38-kinase inhibitor, which we have targeted for the treatment of rheumatoid arthritis. The Arthritis Foundation estimates that 2.1 million Americans suffer from rheumatoid arthritis. In 1999 we moved aggressively forward with our p38-kinase inhibitor program and our goal remains to commence Phase I clinical trials in the second half of this year.

                       BUILDING VALUE THROUGH FOCUSED R&D

     Our business plan also calls for building value through a more focused Research and Development effort by concentrating on a limited number of discovery research programs which have the best market potential and by taking advantage of licensing and royalty opportunities. Recently, we added capabilities in functional genomics, high-throughput screening and state-of-the-art medicinal chemistry to our traditional strengths in molecular biology.

     With $100 million of cash-on-hand and our streamlined operations, we believe we have the financial resources to continue to develop new compounds with strong potential, both on our own and in conjunction with commercial partners. Activities in these areas include:

     The completion of a licensing  agreement for basic Fibroblast Growth Factor
     (FGF) with Chiron Corporation, which includes $25 million in license fees and milestone payments. Scios will also receive royalties from any form of FGF that Chiron markets. Chiron is currently in a Phase II trial of FGF for the treatment of coronary artery disease, which represents a significant revenue opportunity.

     Besides Chiron, we are active partners with Eli Lilly and DuPont on Alzheimer's disease therapies, with Novo Nordisk, which is now conducting Phase I clinical trials of GLP-1 for diabetes, and Kaken Pharmaceutical (NDA approval pending in Japan on the use of Fiblast(R) in wound healing).

                    MAJOR INSTITUTIONAL SHAREHOLDER DECLARES
                     SUPPORT FOR SCIOS BOARD AND MANAGEMENT

     John Nelson, Investment Director of The State of Wisconsin Investment Board
(SWIB), sent a letter to the Board dated December 29, which states, "SWIB continues to support Scios Board's and management's efforts to realize the potential of the company's strong product pipeline. We urge the Board to continue their focus on the current strategy to maximize long-term shareholder value. We believe the current Board and management are the right team to
                                                                  -----
accomplish this."

     SWIB intends to vote for the existing Board slate and to reject the Kirk nominees at our February 28 annual meeting. We are gratified to have received the support of the 1.6 million shares (4.3% of Scios) owned by one of our largest, long-term institutional shareholders. We urge you to join with SWIB in supporting your Board and management by voting the GOLD proxy you will receive later this month. A copy of the Company's press release and the entire SWIB letter follows.

             SCIOS DOES NOT NEED KIRK, HIS NOMINEES OR HIS COMPANY

     We believe Mr. Kirk's motives in this contest are clear. Kirk started this proxy contest after he failed last fall to get your Board to agree to purchase his private company, Lotus Biochemical -- which would have given him and his co-investors a combined stake in Scios of about 22%.

     Now Kirk, along with his group of hand picked nominees, seeks to seize control of your Board and thereby your Company, without paying you even a penny for your shares -- much less paying you a fair premium. Don't let Kirk gain control of Scios' valuable scientific assets and its $100 million in cash.

     Remember -- Kirk owns 5.3% of Scios' shares, accumulated just last summer at an average price of about $4 per share. We think Kirk is merely a
"Johnny-come-lately"   opportunist   with   nothing  to  offer   Scios  and  its
stockholders.

                  YOU WILL RECEIVE SCIOS' PROXY MATERIALS SOON

     You do not have to take any action with respect to Kirk at this time. Please wait for Scios' proxy materials and GOLD proxy card that will be mailed about mid-January.

     We will keep you informed as to further developments about our business plan and our clinical trials. We encourage you to visit the Company's website at www.sciosinc.com. For information about the Year 2000 Annual Meeting, please access the page www.sciosinc.com/election.

     We appreciate your continuing support of Scios. If you have questions or comments, please call our investor relations department at (408) 616-8325 or call MacKenzie Partners, Inc., toll-free at (800) 322-2885.

                      On Behalf of the Board of Directors

                                   Sincerely,

          DONALD B. RICE                RICHARD B. BREWER
          Chairman of the Board         President and Chief Executive Officer

     The statements in this document that are not historical facts are forward-looking statements that involve risks and uncertainties, and include the risk of achieving approval and successful launch of Natrecor, and the timeliness and success of Scios and its partners in developing other therapies, including a p38-kinase inhibitor, as well as other risks detailed from time to time in the reports filed by Scios with the SEC, including the Company's annual report on Form 10-K for the year ended December 31, 1998 and subsequent reports on Form 10-Q.

                  CERTAIN INFORMATION CONCERNING PARTICIPANTS

     Scios Inc. has scheduled its annual meeting of stockholders for February 28, 2000. The following information is provided concerning the participants on behalf of Scios Inc. in the solicitation of proxies for this meeting.

     The following individuals, all of whom are directors of Scios Inc., may be deemed participants in the solicitation of proxies on behalf of the Company's Board of Directors: Donald B. Rice, Ph.D. (Chairman of the Board of the Company; President and Chief Executive Officer of Urogenesys, Inc.); Richard B. Brewer (Chief Executive Officer and President of the Company); Samuel H. Armacost (Chairman, SRI International); Myron Du Bain (Chairman and Chief Executive Officer (Retired), Fireman's Fund Corporation); Charles A. Sanders, M.D. (Chairman and Chief Executive Officer (Retired), Glaxo Inc.); Solomon H. Snyder, M.D. (Director, Department of Neuroscience, and Distinguished Service Professor of Neuroscience, Pharmacology and Molecular Sciences and Psychiatry, The Johns Hopkins University); Burton E. Sobel, M.D. (E.L. Amidon Professor and Chair, Department of Medicine, The University of Vermont College of Medicine); and Eugene L. Step (Executive Vice President, President of the Pharmaceutical Division (Retired), Eli Lilly and Company). The following executives of the Company may also be deemed participants: Thomas L. Feldman (Vice President of Sales & Marketing); Elliott B. Grossbard, M.D. (Senior Vice President of Development); David W. Gryska (Vice President of Finance and Chief Financial Officer); John A. Lewicki, Ph.D. (Vice President of Research); John H. Newman (Senior Vice President, General Counsel & Secretary); George F. Schreiner, M.D., Ph.D. (Vice President, Cardiorenal Research) and Wendy Carhart (Senior Manager of Investor Relations).

     In the aggregate, these individuals beneficially own 1,654,411 shares of the Company's Common Stock, including 1,290,476 shares subject to stock options exercisable within 60 days of December 31, 1999. None of these individuals beneficially owns more than 1% of the Company's Common Stock. In addition to customary cash compensation payable to non-employee directors, under the Company's Equity Incentive Plan each non-employee director receives an automatic grant of a stock option to acquire 10,000 shares of the Company's Common Stock at each annual meeting where the director is elected to the Company's Board of Directors. Mr. Brewer's employment agreement with the Company provides for, among other things, severance payments to Mr. Brewer in the event of termination of his employment "without cause" or "for good reason."

                               [SCIOS LETTERHEAD]


CONTACT:
Wendy Carhart
Scios Inc.
408/616-8325
or
Stanley J. Kay
MacKenzie Partners, Inc.
212/929-5940

FOR IMMEDIATE RELEASE:

              MAJOR INSTITUTIONAL SHAREHOLDER DECLARES SUPPORT FOR
                   SCIOS BOARD AND MANAGEMENT IN PROXY CONTEST

SUNNYVALE, CA, January 6, 2000 - Scios Inc. (NASDAQ: SCIO) announced today that the State of Wisconsin Investment Board (SWIB), owner of 1.6 million shares of Scios common stock, has declared its continued support for the existing Scios Board of Directors and their intention to reject the slate proposed by Randal
J. Kirk at the Company's  Year 2000 Annual  Meeting  scheduled for February 28,
2000.

In a letter to the Scios Board of Directors, John Nelson, SWIB's Investment Director, stated "SWIB continues to support Scios Board's and management's efforts to realize the potential of the Company's strong product pipeline. We urge the Board to continue their focus on the current strategy to maximize long-term shareholder value. We believe the current Board and management are the right team to accomplish this."
-----

Richard B. Brewer, Scios' President and Chief Executive Officer, stated "We are gratified to receive the strong endorsement of one of the Company's largest long-term institutional shareholders."

Mr. Brewer continued: "In March of 1999 we announced a focused new business plan and initiated steps to dramatically cut costs. Much has been accomplished despite the setback for Scios and all its shareholders, including SWIB, resulting from the FDA's decision on Natrecor (R) (nesiritide). We believe Scios is now firmly back on track with the new Natrecor clinical trial, guided by a distinguished Steering Committee of leading physicians. We believe the steps we have taken in 1999 will contribute to our goal of maximizing Scios' long-term value for the benefit of all shareholders."

A copy of the letter sent from SWIB to the Scios Board of Directors is attached.

SCIOS INC.

Scios is a biopharmaceutical company engaged in the discovery, development, and commercialization of novel human therapeutics. Scios has commercial or research and development relationships with Chiron Corporation, The DuPont Pharmaceuticals Company, Eli Lilly and Company, GenVec Inc., Kaken Pharmaceutical Co., Ltd., and Novo Nordisk A/S of Denmark. Scios' Psychiatric Sales and Marketing Division successfully markets seven psychiatric products, including co-promotion arrangements with Janssen Pharmaceutica's Risperdal(R) (risperidone) and SmithKline Beecham's Paxil(R) (paroxetine hydrochloride). Additional information on Scios is available at its web site located at www.sciosinc.com and in the Company's various filings with the Securities and Exchange Commission. For information about the Year 2000 Annual Meeting, visit www.sciosinc.com/election_information.

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, and include the risk of timely and successful completion of the current clinical trial for Natrecor and achieving approval of Natrecor, the risks associated with development and commercialization of the Company's other products and the risks associated with the other strategies comprising the Company's new business plan, as well as other risks detailed from time to time in the reports filed by Scios with the SEC, including the Company's annual report on Form 10-K for the year ended December 31, 1998 and subsequent reports on Form 10-Q.

                   CERTAIN INFORMATION CONCERNING PARTICIPANTS

Scios Inc. has scheduled its annual meeting of stockholders for February 28, 2000. The following information is provided concerning the participants on behalf of Scios Inc. in the solicitation of proxies for this meeting.

The following individuals, all of whom are directors of Scios Inc., may be deemed participants in the solicitation of proxies on behalf of the Company's Board of Directors: Donald B. Rice, Ph.D. (Chairman of the Board of the Company; President and Chief Executive Officer of Urogenesys, Inc.); Richard B. Brewer (Chief Executive Officer and President of the Company); Samuel H. Armacost (Chairman, SRI International); Myron Du Bain (Chairman and Chief Executive Officer (Retired), Fireman's Fund Corporation); Charles A. Sanders, M.D. (Chairman and Chief Executive Officer (Retired), Glaxo Inc.); Solomon H. Snyder, M.D. (Director, Department of Neuroscience, and Distinguished Service Professor of Neuroscience, Pharmacology and Molecular Sciences and Psychiatry, The Johns Hopkins University); Burton E. Sobel, M.D. (E.L. Amidon Professor and Chair, Department of Medicine, The University of Vermont College of Medicine); and Eugene L. Step (Executive Vice President, President of the Pharmaceutical Division (Retired), Eli Lilly and Company). The following executives of the Company may also be deemed participants: Thomas L. Feldman (Vice President of Sales & Marketing); Elliott B. Grossbard, M.D. (Senior Vice President of Development); David W. Gryska (Vice President of Finance and Chief Financial Officer); John A. Lewicki, Ph.D. (Vice President of Research); John H. Newman (Senior Vice President, General Counsel & Secretary); George F. Schreiner, M.D., Ph.D. (Vice President, Cardiorenal Research) and Wendy Carhart (Senior Manager of Investor Relations).

In the aggregate, these individuals beneficially own 1,654,411 shares of the Company's Common Stock, including 1,290,476 shares subject to stock options exercisable within 60 days of December 31, 1999. None of these individuals beneficially owns more than 1% of the Company's Common Stock. In addition to customary cash compensation payable to non-employee directors, under the Company's Equity Incentive Plan each non-employee director receives an automatic grant of a stock option to acquire 10,000 shares of the Company's Common Stock at each annual meeting where the director is elected to the Company's Board of Directors. Mr. Brewer's employment agreement with the Company provides for, among other things, severance payments to Mr. Brewer in the event of termination of his employment "without cause" or "for good reason."

                [STATE OF WISCONSIN INVESTMENT BOARD LETTERHEAD]

29 December 1999

Board of Directors
Scios, Inc.
820 West Maude Avenue
Sunnyvale, CA  94086

Re: Intention to vote for existing Board of Directors and reject The Kirk Stockholders' alternative slate of Directors.

Dear Board of Directors' Members:

The State of Wisconsin Investment Board (SWIB) intends to vote for the existing Board of Directors slate for the 2000 Scios annual meeting. In addition, SWIB intends to reject The Kirk Stockholders' alternative slate of Board members being proposed. SWIB owns 1,590,500 shares or 4.2% of Scios outstanding shares.

SWIB continues to support Scios Board's and management's efforts to realize the potential of the company's strong product pipeline. We urge the Board to continue their focus on the current strategy to maximize long-term shareholder value. We believe the current Board and management are the right team to
                                                                -----
accomplish this.

Sincerely,

/s/

John F. Nelson
Investment Director